Exhibit A
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(1)   Represents shares gifted by Mr. Katzman to The Katzman Family
      Foundation, a non-profit corporation of which Mr. Katzman is not a beneficial owner and over which Mr. Katzman does not exercise investment control.

(2)   The securities reported as beneficially owned by Mr. Katzman include:

      (a) 1,215,693 shares held of record by Gazit-Globe Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 13,376 shares received by Gazit-Globe under the issuer's Dividend Reinvestment and Stock Purchase Plan).

      (b) 5,386,857 shares held of record by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

      (c) 7,358,022 shares held of record by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 107,553 shares received by Silver Maple under the issuer's Dividend Reinvestment and Stock Purchase Plan). Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe.

      (d)  5,857,752 shares held of record by MGN (USA) Inc. ("MGN
           (USA)"), a wholly-owned subsidiary of Gazit-Globe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 76,161 shares received by MGN
           (USA) under the issuer's Dividend Reinvestment and Stock Purchase Plan).

      (e) 5,086,317 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 74,347 shares received by MGN America, Inc. under the issuer's Dividend Reinvestment and Stock Purchase
           Plan).

      (f) 4,237,161 shares of record held by Gazit (1995), Inc. ("Gazit 1995"), a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including the 58,230 shares received by Gazit 1995 under the issuer's Dividend Reinvestment and Stock Purchase Plan).

      (g) 52,265 shares held of record by Mr. Katzman's wife as custodian for their daughters (including 227 shares received under the issuer's Dividend Reinvestment and Stock Purchase
           Plan).

      (h) 861,570 other shares held directly and indirectly by Mr. Katzman (including 211 shares received under the issuer's Dividend Reinvestment and Stock Purchase Plan).